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                                   AGREEMENT


         THIS AGREEMENT made as of the 10th day of June, 1994, by and between MASADA SECURITY, INC., a Delaware corporation (Masada) and CENTENNIAL SECURITY, INC., a Delaware corporation (Centennial).

                              W I T N E S S E T H:

         WHEREAS, Masada is engaged in the business of operating and maintaining a central emergency monitoring station for the receipt of electronic signals from burglar, fire or other alarm systems, and the dispatch and/or notice to police, fire or other authorities;

         WHEREAS, Centennial desires to engage in the business of acquiring and generating security monitoring accounts, both residential and commercial;

         WHEREAS, Centennial desires to enter into an arrangement with Masada whereby Masada shall provide the exclusive monitoring, billing, remittance processing and business management support services for Centennial; and

         WHEREAS, Masada desires to provide the exclusive monitoring, billing, remittance processing and business management support services to Centennial, all pursuant to the terms and conditions of this Agreement.

         NOW, THEREFORE, the parties hereto, in consideration of the mutual covenants, agreements and specific considerations set forth below, the sufficiency and adequacy of which is
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hereby acknowledged, and intending to be legally bound, agree as follows:

         SECTION 1.     CERTAIN DEFINITIONS.  For purposes of this
Agreement, except as otherwise expressly provided or unless the context otherwise requires: (a) the terms defined in this Section 1 shall have the meanings assigned to them below, such meanings to be applicable to singular and plural nouns and verbs of any tense; (b) all references in this Agreement to designated Sections and other subdivisions are to the designated Sections and other subdivisions of this Agreement as originally executed and as amended from time to time; and (c) the words herein, hereof, hereunder and other words of similar import refer to this Agreement as a whole.

         "Alarm Systems" shall mean burglar, fire or other alarm systems installed or acquired by Centennial.

         "Average Billing and Lock Box Cost Per Subscriber" shall have the meaning set forth in Section 8(b)(ii).

         "Average Monitoring Cost Per Subscriber" shall have the meaning set forth in Section 8(a)(ii).

         "Business Day" shall mean any day that is not a Saturday, Sunday or other day on which commercial banking institutions in Birmingham, Alabama are authorized or obligated by law or executive order to be closed.

         "Centennial" shall have the meaning given such term in the Recitals.





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         "Centennial Billing and Lock Box Charge" shall have the meaning set forth in Section 8(b)(iii).

         "Centennial Monitoring Charge" shall have the meaning set forth in
Section 8(a)(iii).

         "Centennial Subscribers" shall mean the residential or commercial customers of Centennial utilizing the central station monitoring services of Masada.

         "Masada" shall have the meaning given such term in the Recitals.

         "Masada Support Center" shall mean the administrative and business offices of Masada located at 2741 West Broward Boulevard, Ft. Lauderdale, Florida, or at such other location Masada designates during the Term as its support center.

         "Monthly Centennial Subscribers" shall mean the total number of Centennial Subscribers utilizing the monitoring services of Masada on the last day of each applicable calendar month during the Term hereof.

         "Monthly Subscribers" shall mean the total number of Subscribers utilizing the monitoring services of Masada on the last day of each applicable calendar month during the Term hereof.

         "Negotiating Period" shall have the meaning set forth in Section 7(b).

         "Offer" shall have the meaning set forth in Section 7(b).





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         "Other Subscribers" shall mean all residential or commercial customers utilizing the central station monitoring services of Masada other than the Centennial Subscribers.

         "Person" shall mean any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, bank, trust company or estate (including any beneficiaries thereof), unincorporated organization or government or any agency or political subdivision thereof.

         "Premises" shall mean the location of Subscriber.

         "Re-Offer" shall have the meaning set forth in Section 7(b).

         "Subscribers" shall mean collectively, the Centennial Subscribers and the Other Subscribers.

         "Term" shall have the meaning set forth in Section 7(a).

         SECTION 2.     MONITORING SERVICES.

         (a) Masada agrees to perform central station monitoring services for Centennial Subscribers with at least the same quality of central station monitoring service as Masada provides the Other Subscribers. In connection therewith, and without limiting the foregoing, Masada shall (i) provide all equipment, signal processing software, hardware, receivers, communication lines, and personnel required to monitor and respond to incoming alarm signals generated by the Alarm Systems of Centennial's Subscribers; (ii) provide all the inbound data communications associated with receiving signals





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and all outbound telecommunications associated with monitoring operator response; (iii) upon receipt of signals from Alarm Systems, call the applicable telephone numbers furnished to Masada by Centennial for the benefit of the Centennial Subscribers and make every reasonable effort to alert the parties designated in the applicable Centennial Subscriber contract or otherwise of the nature, type or location of the signals; and (iv) generate appropriate reports to meet the requirements of the Centennial Subscribers. Centennial agrees that Masada is in no way obligated to install, maintain, repair, service, replace, operate or assure the operation of the Alarm Systems pursuant to this Agreement; provided that Masada agrees to notify Centennial as promptly as possible of Alarm Systems of which it is aware that are not operating properly or otherwise require service.

         (b) It is the sole responsibility of Centennial to (i) confirm that the telephone equipment of each Centennial Subscriber is compatible with the central station monitoring equipment of Masada, especially when there are changes to the telephone equipment or services rendered to a Centennial Subscriber by the telephone company, e.g., call waiting, answering service, etc., and (ii) test the telephone equipment as reasonably appropriate and whenever changes are made to telephone service at a Centennial Subscriber's Premises. Any claimed inadequacy or failure resulting from any such testing of such telephone equipment shall be immediately reported to





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Masada.  Masada agrees to provide Centennial during the Term with the compatibility requirements of the central station monitoring equipment so as to allow Centennial to comply with the provisions of Section 2(b)(i).

         (c) Unless Masada agrees otherwise in writing, Centennial shall pay all charges made by any telephone company or other utility for installation, leasing and service charges for equipment necessary to connect the Alarm System to the appropriate telephone network or Masada's central station. Centennial shall pay any and all (i) federal, state and local taxes and charges imposed upon Masada (except taxes on net income) by any federal, state or local government agency relating to the monitoring services provided under this Agreement and (ii) utility charges including, without limitation, telephone lines charges, which may hereafter be imposed by any telephone company or other utility on Masada relating to the monitoring services provided under this Agreement. Centennial agrees to hold Masada harmless from and to indemnify Masada against any claim for the foregoing.

         (d) Centennial agrees that during the Term hereof Masada shall be the exclusive provider of the services provided herein to Centennial.

         (e) Centennial agrees that during the Term hereof all forms of agreement between Centennial and Centennial Subscribers pertaining to the provision of monitoring services shall be submitted by Centennial to Masada for Masada's





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approval.  If disapproval is not received by Centennial within ten (10) days after receipt of any such form of agreement by Masada, such right of approval shall be deemed waived and such form of agreement shall be considered approved. Such approvals by Masada shall not be unreasonably withheld.

         (f) Centennial agrees that Masada shall be an intended third party beneficiary of any warranty disclaimers contained in any agreement between Centennial and Centennial Subscribers pertaining to the provision of monitoring services.

         SECTION 3. BILLING SERVICE. During the Term, Masada shall perform all billing services for Centennial Subscribers. Such billing services shall include, without limitation, bill formatting, printing, bursting, stuffing and mailing for up to three (3) pages in any one Centennial Subscriber bill. Each Centennial Subscriber bill shall include scan-line encoding on the remittance page. Centennial shall be allowed one (1) insert per Centennial Subscriber bill at no charge to Centennial. Masada shall make available to Centennial additional billing inserts at cost to Masada plus fifteen percent (15%). Masada shall provide all supplies for billing and the actual postage cost per Centennial Subscriber bill. Centennial shall be responsible for providing all inserts to be included in the Centennial Subscriber bills and any customized forms it desires to be used for billing. All inserts to be included in any Centennial Subscriber bills shall be provided by Centennial to Masada at least thirty (30)





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days prior to the date such Centennial Subscriber bills are to be mailed or delivered by Masada to Centennial Subscribers.

         SECTION 4. REMITTANCE PROCESSING. Masada shall perform the remittance processing function for Centennial's Subscribers. The remittance processing function shall include, without limitation, automated lockbox processing and weekly lockbox reporting. Masada shall also provide accounts receivable trial balances for each Centennial branch office. Centennial shall receive monthly reports from Masada which shall include accounts receivable balances as well as aging. In no event, however, shall Masada be required under this Agreement to perform any collection function for delinquent accounts of Centennial such as calling Centennial Subscribers who are delinquent in payment or engaging collection agencies or attorneys.

         SECTION 5.     SOFTWARE PACKAGE.   During the Term, Masada
shall make available to Centennial a computer software application program that shall be the same as utilized by Masada with respect to the Other Subscribers that shall enable Centennial to (i) enter service tickets for the repair of Alarm Systems, (ii) retrieve/modify service tickets entered by Centennial,
(iii) schedule service tickets by technician and/or area, (iv) print service tickets by branch, area and/or technician, (v) monitor technicians throughout a workday, (vi) clear service tickets, and (vii) run statistical reports on problem types, resolution types and technician reports.





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Masada shall provide Centennial all updates of such computer software application programs.

         SECTION 6. COMMUNICATION LINKS. Masada shall connect the Centennial branch offices to the Masada central station via a dedicated computer network which shall be identical to the computer network by which each Masada branch office is connected to the Masada central station. Masada will negotiate with network equipment suppliers so that Centennial may purchase pre-configured equipment packages necessary to implement this network at prices more favorable to Centennial than otherwise obtainable. Masada has also arranged for Centennial to purchase the required 56K DDS data circuits from Sprint Corp. and receive the same rates as Masada due to Masada's large volume of telephone traffic. Centennial also has the option of allowing Sprint to carry long-distance voice traffic to and from Centennial branches under the same offer. Sprint will bill Centennial directly for data and voice services. All direct costs incurred by Masada in the process of making the initial connection to Centennial branches or adding users, workstations, or voice circuits at Centennial branches will be reimbursed by Centennial at Masada's documented cost.

         SECTION 7.     TERM.

         (a) This Agreement shall commence on the date hereof and shall terminate, except as to the provisions of Section 7(b), on the earliest to occur of (i) eighteen (18) months after the





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date Masada commences monitoring services pursuant to Section 2 hereof, or (ii)
termination of this Agreement pursuant to the provisions of Section 7(c). The period during which this Agreement shall be in effect shall be referred to herein as the Term.

         (b) Centennial will, at Masada's election, negotiate exclusively with Masada in good faith for a period of sixty (60) days prior to one hundred eighty (180) days prior to the termination date of this Agreement as set forth in Section 7(a)(i) hereof unless this Agreement has been sooner terminated pursuant to the provisions of Section 7(c) (such sixty (60) day period shall herein be referred to as the Negotiating Period) with respect to an extension of this Agreement. If at the end of the Negotiating Period, Masada and Centennial have not reached agreement with respect to an extension of this Agreement, Centennial shall promptly notify Masada in writing of the terms and conditions upon which it is then willing to extend the Term hereof. Such notice shall contain an offer (the Offer) to contract with Masada on such terms and conditions, and Masada shall have a period of fourteen (14) days from its receipt of the Offer in which to accept the Offer. If the Offer is not accepted by Masada, then Centennial may enter into an agreement on terms and conditions substantially similar to or more favorable to Centennial than that described in the Offer with any third party. Centennial may not enter into an agreement pertaining





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to the services provided herein that is not on terms and conditions substantially similar to or more favorable to Centennial than that described in the Offer with any third party without notifying Masada of such terms and conditions. Each such notice shall contain an offer (hereinafter referred to as a Re-Offer) to contract with Masada on such terms. Masada shall have a period of ten (10) days from Masada's receipt of the Re-Offer in which to accept any Re-Offer. This Section 7(b) shall survive the expiration of the remaining provisions of this Agreement.

         (c) This Agreement may be cancelled and terminated immediately by either party hereto upon the occurrence of an Event of Default, as set forth in
Section 11, which is not cured to the satisfaction of the non-defaulting party within ten (10) days after the receipt by such defaulting party of notice of such Event of Default.

         SECTION 8.       CONSIDERATION.  The total monthly
consideration to be paid by Centennial to Masada for the services provided herein shall be the sum of the totals computed in accordance with (a), (b) and
(c) below:

         (a)     During the Term of this Agreement:

                 (i) Masada shall determine from its books and records the following Masada central station monitoring costs (rent, telephone line and usage charges, salaries, payroll taxes, employee benefits, supplies, license fees, property taxes, depreciation plus all other recurring expenses properly





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directly allocable to Masada's central station monitoring operations under generally accepted accounting principles provided, however, that in no event shall any start-up, relocation or other costs related to any relocation of the Masada central station be included in such computation) for the first (1st) calendar quarter of 1994, multiply such sum by four (4) and divide the resulting product by twelve (12);

                 (ii) The amount determined in (i) above shall be divided by the Monthly Subscribers for the immediately preceding calendar month with the result being hereinafter referred to as the Average Monitoring Cost Per Subscriber;

                 (iii) The Average Monitoring Cost Per Subscriber determined in
(ii) above shall be multiplied by 1.15 with the product being hereinafter referred to as the Centennial Monitoring Charge; and

                 (iv) The Centennial Monitoring Charge shall then be multiplied by the Monthly Centennial Subscribers for the immediately preceding calendar month.

         (b)     During the Term of this Agreement:

                 (i) Masada shall determine from its books and records the total lock box and postage expense, plus salaries and benefits related thereto, incurred by the Masada Support Center during the immediately preceding calendar month provided, however, that in no event shall any start-up, relocation or other costs related to any relocation of the Masada central station be included in such computation;





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                 (ii) The amount determined in (i) above shall be divided by the Monthly Subscribers for the immediately preceding calendar month with the result being hereinafter referred to as the Average Billing and Lock Box Cost Per Subscriber;

                 (iii) The Average Billing and Lock Box Cost Per Subscriber determined in (ii) above shall be multiplied by 1.15 with the product being hereinafter referred to as the Centennial Billing and Lock Box Charge; and

                 (iv) The Centennial Billing and Lock Box Charge shall then be multiplied by the Monthly Centennial Subscribers for the immediately preceding calendar month.

         (c) Centennial shall pay to Masada (i) twenty cents ($.20) for each signal in excess of ten (10) per calendar month transmitted from a residential Centennial Subscriber's Alarm System to Masada's central station and (ii) twenty cents ($.20) for each signal in excess of seventy (70) per calendar month transmitted from a commercial Centennial Subscriber's Alarm System to Masada's central station.

         (d) During the second (2nd) year of the Term of this Agreement, the total Masada central station costs for the first (1st) calendar quarter of 1995 shall be utilized in computing (a)(i) above.

         SECTION 9. PAYMENTS. On or before the tenth (10th) day of the second (2nd) calendar month following the calendar month in which the services provided for herein are performed





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by Masada, Masada shall submit to Centennial on the form attached hereto as
Schedule 9, a report reflecting (i) the total amount owed by Centennial to Masada for such calendar month as computed pursuant to the terms of Sections 8(a) - (c) and certified by the President or Chief Financial Officer of Masada. Such amount shall be paid by Centennial to Masada on or before the thirtieth
(30th) day after Masada delivers to Centennial the report described in this
Section 9.

         SECTION 10. ASSIGNABILITY AND BINDING EFFECT. No party hereto may assign its rights nor delegate its obligations under this Agreement to any other Person without the prior written consent of the other party hereto, which consent may be granted, conditioned or withheld in the other party's sole discretion. This Agreement shall be binding upon and enforceable by and shall inure to the benefit of the successors and permitted assigns of the parties hereto. This Agreement shall not create nor shall it be construed as creating any rights enforceable by any Person not a party to this Agreement or any Person not the successor or permitted assign of a party hereto.

         SECTION 11.      EVENTS OF DEFAULT.

                 (a) The occurrence of any of the following events shall constitute an Event of Default by Masada and shall entitle Centennial to terminate this Agreement if such Event of Default is not cured to the reasonable satisfaction of Centennial within ten (10) days after the receipt by Masada of





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notice of such Event of Default and to pursue against Masada any and all remedies provided by law or equity:

                          (i)     if Masada should discontinue for any reason
the monitoring of the Alarm Systems;

                          (ii)    if Masada should become insolvent, make any
assignment for the benefit of creditors, file a petition for relief under the Bankruptcy Code or other state or federal law providing relief to debtors, or have filed against it an involuntary petition for relief under the Bankruptcy Code which is not dismissed within sixty (60) days of filing or have appointed a receiver or trustee for its assets; or

                          (iii) if Masada should continue to fail to comply
with any other term, covenant, obligation or duty required of Masada pursuant to this Agreement after thirty (30) days following written notice by Centennial to Masada of such failure to comply.

                 (b) The occurrence of any of the following events shall constitute an Event of Default by Centennial and shall entitle Masada to terminate this Agreement if such Event of Default is not cured to the reasonable satisfaction of Masada within ten (10) days after the receipt by Centennial of notice of such Event of Default and to pursue against Centennial any and all remedies provided by law or equity:

                          (i)     the failure of Centennial to pay any and all
monetary obligations pursuant to this Agreement as and when due;





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                          (ii)    if Centennial should become insolvent, make
any assignment for the benefit of creditors, file a petition for relief under the Bankruptcy Code or other state or federal law providing relief to debtors, or have filed against it an involuntary petition for relief under the Bankruptcy Code which is not dismissed within sixty (60) days of filing or have appointed a receiver or trustee for its assets; or

                          (iii) if Centennial should continue to fail to comply
with any other term, covenant, obligation or duty required of Centennial pursuant to this Agreement after thirty (30) days following written notice by Masada to Centennial of such failure to comply.

         SECTION 12. THIRD PARTY INDEMNIFICATION. In the event any Person, not a party to this Agreement, including but not limited to, any Centennial Subscriber, shall make a claim or file any lawsuit against Masada for any reason related to Masada's obligations pursuant to this Agreement, including but not limited to, the performance or non- performance of security monitoring services, Centennial agrees to indemnify, defend and hold Masada harmless, except as set forth in Section 15, from any and all claims and lawsuits, including the payment of all damages, expenses, costs, and attorneys' fees, unless any liabilities or damages result due to the negligence, gross negligence or intentional misconduct of Masada, its agents, assigns, servants or employees.





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         SECTION 13.      INSURANCE.  Centennial shall at all times during the
term of this Agreement, at its own cost and expense, use its best efforts to obtain and keep in effect insurance to cover possible liability to Centennial Subscribers or any other Person arising out of design, installation, selection or manufacture of the Alarm Systems or Centennial's failure properly to repair and maintain the Alarm Systems. All insurance obtained hereunder shall name Masada, its employees and agents as additional insureds. Not less than ten
(10) days prior to the expiration of any such policy or policies, evidence of the renewal of such policy or policies, or a new certificate, together with evidence of the payment of premiums for the renewal period or new policy, as the case may be, shall be delivered to Masada. All such insurance shall contain an agreement by the insurance company that the policy or policies will not be cancelled, or the coverage changed, without ten (10) days' prior written notice to Masada. The insurance policy required hereunder shall provide that it shall not be invalidated as to Masada by reason of any act or omission by Centennial or if Centennial has made any misrepresentations or omissions in its application for insurance.

         SECTION 14. MASADA IS NOT AN INSURER; DISCLAIMER OF WARRANTIES. It is understood and agreed by the parties hereto: that Masada is not an insurer, that if insurance is desired to protect Centennial or the Centennial Subscriber





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from loss of property or from personal injury or death, such insurance shall be obtained by Centennial or the Centennial Subscriber; that the payments provided for herein are based solely on the value of the services provided by Masada for Centennial as set forth herein and are unrelated to the value of Centennial's or the Centennial Subscriber's property; THAT MASADA MAKES NO GUARANTY OR WARRANTY, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE THAT THE CENTRAL STATION MONITORING SERVICES PERFORMED WILL AVERT OR PREVENT OCCURRENCES OR THE CONSEQUENCES THEREFROM WHICH THE CENTRAL STATION MONITORING SERVICES ARE DESIGNED TO DETECT OR AVERT. Centennial acknowledges that it is impractical and extremely difficult to fix the actual damages, if any, which may proximately result from a failure to perform any of the obligations herein, or the failure of the central station monitoring services to be properly rendered with resulting loss to Centennial and/or the Centennial Subscriber because of among other things:

                 (a) The uncertain amount or value of Subscriber's property which may be lost, stolen, destroyed, damaged or otherwise affected by occurrences which the central station monitoring services are designed to detect or avert;

                 (b) The uncertainty of the response time of any police or fire department or private security service, should the police or fire department or private security service be dispatched as a result of a signal being received;





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                 (c)  The inability to ascertain what portion, if any, of the loss which would be proximately caused by Masada's failure to perform or by central station equipment failure; and

                 (d) The nature of the central station monitoring services to be performed by Masada.

         SECTION 15.      LIMITATION OF LIABILITY.  Centennial
understands and agrees that if Masada should be found liable for loss or damage due to failure of the central station monitoring services or central station equipment in any respect whatsoever, Masada's liability shall be limited to Two Hundred Fifty Dollars ($250.00) per account, unless any liabilities or damages result due to the negligence, gross negligence or intentional misconduct of Masada, its agents, assigns, servants or employees, and this liability shall be exclusive; and that the provisions of this Section shall apply if loss or damage, irrespective of cause or origin, results directly or indirectly to persons or property, from performance or non-performance of the obligations imposed by this Agreement, unless any liabilities or damages result due to the negligence, gross negligence or intentional misconduct of Masada, its agents, assigns, servants or employees.

         SECTION 16. FORCE MAJEURE. No party to this Agreement shall be deemed to be in breach or in violation of this Agreement if such party is prevented from performing any of its obligations hereunder for any reason beyond its control,





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including without limitation, acts of God, fire, flood, earthquake, unusually severe weather conditions, explosion, accident, riot, war, sabotage, requirements or actions or failure to act on the part of governmental authorities preventing performance, damage to or break down of necessary facilities resulting from any of the foregoing, or unavailability of fuel, supplies or inventories (a force majeure event). Lack of financial resources shall not under any circumstances constitute a force majeure event. Upon the occurrence of any one or more such events, the party subject to such force majeure event shall promptly notify the other party of such event. If such party is rendered unable, wholly or in part, by the force majeure event to carry out its obligations under this Agreement, the obligations of such party so far as they are affected by such force majeure event, shall be suspended during, but no longer than the continuance of, such force majeure event. The party affected by such force majeure event shall use all reasonable diligence to remedy the effect upon its ability to perform its obligations hereunder caused by such force majeure event as promptly as possible.

         SECTION 17. RELATIONSHIP OF PARTIES. Masada's relationship to Centennial is that of an independent contractor. Nothing in this Agreement shall create between the parties the relationship of principal and agent, joint venturers, partners, or any other similar or representative





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relationship, and neither party shall hold itself out as an agent, representative, partner or joint venturer of the other party. Neither party shall make for or on behalf of the other party, or subject the other party to, any contract, agreement, warranty, guarantee, representation, assurance or other obligation.

         SECTION 18. NOTICES. All notices and other official communications between the parties shall be in writing and shall be given by hand delivery or by a recognized overnight courier who maintains verification of delivery (deemed to be duly received on a date delivered), or by registered mail, postage prepaid, return receipt requested (deemed to be duly received seven (7) days after such mailing) or by telecopy (deemed to be received on the date sent providing that the facsimile was properly addressed and disclosed the number of pages transmitted on its front sheet and that the transmission report produced indicates that each of the pages of the facsimile was received at the correct facsimile number) to each of the respective parties as follows:

         If to Centennial, then:

         Centennial Security, Inc.
         1999 Broadway, Suite 2100
         Denver, CO 80202
         Attn:  Catharine Merigold
         Telecopier: (303) 292-3512





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         With a copy to:

         Kirkland & Ellis
         1999 Broadway, Suite 4000
         Denver, CO 80202
         Attn:  Steven E. Segal
         Telecopier: (303) 291-3300


         If to Masada, then:

         3900 Montclair Road, Suite 301
         Birmingham, AL 35213
         Attn:  Terry W. Johnson
         Telecopier:  (205) 871-3574


         With a copy to:

         Christopher R. Murvin, Esq.
         Tingle, Murvin, Watson & Bates, P.C.
         900 Park Place Tower
         Birmingham, AL 35203
         Telecopier:  (205) 322-1163

or to such other address for any of the parties hereto as from time to time shall be designated by notice given by such party to the other party in the manner hereinabove provided.

         SECTION 19. ENTIRE AGREEMENT; AMENDMENT AND WAIVER. This Agreement, including the schedule hereto, constitutes and contains the entire agreement between the parties hereto with respect to the transactions contemplated hereby and supersedes any prior oral or written understanding or agreement of the parties with respect to the transactions contemplated hereby. The parties may, by mutual agreement in writing, amend this Agreement in any respect, and any party, as to such party, may (a) extend the time for the performance of any obligations of the other party; (b) waive any inaccuracies and representations and warranties by the other party; and (c)





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waive performance of any obligations by any other party.  Any such amendment or waiver must be in writing and signed by an authorized representative of the parties or party to such amendment or waiver. No such waiver shall be deemed to constitute the waiver of any other breach of the same or of any other term or condition of this Agreement.

         SECTION 20. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Alabama, without regard to principles of conflicts of law.

         SECTION 21. PARTIAL INVALIDITY. If any provision of this Agreement is found by any competent authority to be void or unenforceable, such provision shall be deemed to be deleted from this Agreement and the remaining provisions of this Agreement shall continue in full force and effect.

         SECTION 22. FURTHER ASSURANCES. Each of the parties shall execute such other instruments, documents and other papers and shall take such further actions as may be reasonably required or desirable to carry out the provisions hereof and to consummate the transactions contemplated hereby.

         SECTION 23. TIME OF ESSENCE. With regard to the performance of obligations imposed by this Agreement and the establishment of time periods for which action is to be taken or notice is to be given, time shall be of the essence.

         SECTION 24. HEADINGS. The section headings contained in this Agreement are inserted as a matter of convenience and





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shall not affect in any way the construction of the terms of this Agreement.

         SECTION 25. COUNTERPARTS. This Agreement may be executed in one or more counterparts and by the different parties hereto under separate counterparts, any one of which need not contain the signatures of more than one party, but all of which when taken together shall constitute one and the same instrument notwithstanding that all parties have not signed the same counterpart hereof.

         SECTION 26. DRAFTING PRESUMPTION. Each of the parties hereto has participated in the negotiation and drafting of this Agreement and agree that no one party has prepared this document to the exclusion of the other party and that in construing this Agreement there shall be no presumption based upon which party drafted the Agreement.

         SECTION 27. NO THIRD PARTY BENEFICIARY. This Agreement is intended for the sole benefit of the parties hereto and their assigns. The parties acknowledge and agree that there are no intended third party beneficiaries of this Agreement and that no third party may enforce any terms or conditions of this Agreement or claim any rights hereunder.

         IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement by authorized representative on the day and year first set forth above.





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                                 CENTENNIAL SECURITY, INC.


                                 BY:      /s/ Catharine M. Merigold
                                    ---------------------------------
                                          CATHARINE M. MERIGOLD
                                          ITS: PRESIDENT




                                 MASADA SECURITY, INC.


                                 BY:      /s/ Terry W. Johnson
                                    ---------------------------------
                                          TERRY W. JOHNSON
                                          ITS: PRESIDENT





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